Exhibit 5.1

Fleming PLLC

30 WALL STREET 8TH FLOOR NEW YORK NEW YORK 10005

TEL    516 833 5034     WWW.FLEMINGPLLC.COM

February 11, 2025

Nukkleus Inc.

575 Fifth Ave, 14th Floor

New York, New York 10017

Re: Registration Statement on Form S-1 (SEC File No. 333-        )

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the resale of an aggregate of 4,429,165 shares (the “Securities”) of common stock, par value $0.0001 per share (the “Common Stock”), of Nukkleus Inc., a Delaware corporation (the “Company”). All of the Securities are being registered on behalf of certain stockholders of the Company (each a “Selling Stockholder” and collectively, the “Selling Stockholders”). The Securities consist of (i) 492,500 shares of Common Stock (the “Shares”); (ii) 1,436,666 shares of Common Stock issuable upon the exercise of outstanding pre-funded common stock purchase warrants (the “Pre-Funded Warrants”) to purchase shares of Common Stock (the “Pre-Funded Warrant Shares”); and (iii) 2,499,999 shares of Common Stock issuable upon the exercise of outstanding common stock purchase warrants (the “Common Warrants”) to purchase shares of Common Stock.

As counsel to the Company, we have examined the Registration Statement, the Pre-Funded Warrants and the Warrants and the originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the filing of the Registration Statement as it relates to the Shares, the Pre-Funded Warrant Shares and the Common Warrant Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

We have assumed that, at or prior to the time of the delivery of any of the shares of Common Stock, there will not have occurred any change in the law or the facts affecting the validity of the shares of Common Stock.

Based upon and subject to the foregoing, we are of the opinion that (i) the Shares have been duly authorized for issuance and are validly issued, fully paid and nonassessable, (ii) the Pre-Funded Warrant Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Pre-Funded Warrants, including the payment of the exercise price therefor, will be validly issued, fully paid and nonassessable, and (iii) the Common Warrant Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Warrants, including the payment of the exercise price therefor, will be validly issued, fully paid and nonassessable.

We express no opinion as to matters governed by any laws other than the General Corporation Law of the State of Delaware (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution) and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Fleming PLLC

Fleming PLLC